UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2026

CEA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41266	27-3911608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive office) (Zip Code)

(303) 993-5271

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	BNC	Nasdaq Capital Market
Warrants to purchase Common Stock	BNCWW	Nasdaq Capital Market
Warrants to purchase Common Stock	BNCWZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2026, CEA Industries Inc. (the “Company”) entered into a master loan agreement (the “Loan Agreement”) with BitGo Prime, LLC (the “Lender”), pursuant to which the Company may borrow digital assets or cash from Lender from time to time. Each loan is documented in a separate loan request by the parties setting forth the specific terms, including principal amount, fees, collateral requirements, and the date on which the loan is to commence and mature.

The loan fee is to be determined for each loan and is calculated on a daily basis at the annualized rate specified in each confirmation.

Each loan may have a fixed term, or may include a call option or prepayment option, as specified in each loan request. In general, either party can terminate a loan by providing notice within the time frame set forth in the Loan Agreement. Upon termination, the borrowed digital assets or cash must be returned, and the related collateral released.

Borrowings under the Loan Agreement are secured by collateral in favor of the Lender. Collateral may include BNB, cash or other forms agreed upon by the parties. The collateral’s required value is typically higher than the borrowed amount, subject to margin calls as set forth in the Loan Agreement. If the value of posted collateral falls below the margin call threshold, the Company must promptly post additional collateral. Failure to maintain sufficient collateral can result in an event of default and remedies available to the Lender, including the right to liquidate pledged collateral.

The Loan Agreement contains representations and warranties and affirmative and negative covenants customary for financings of this type, as well as customary events of default. The financial covenants in the Loan Agreement require the Company to maintain Borrower’s Net Equity of at least $25 million and a Borrower’s Leverage Ratio of no more than 200%, each as defined in the Loan Agreement.

The foregoing is a summary of the material terms of the Loan Agreement, and it is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 30, 2026, the parties to the Loan Agreement agreed to a loan request for 10 million USDC at a loan fee amount of 9.5% per annum and an initial maturity date of October 30, 2026, with option to renew for additional 6-month terms on a rolling basis.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2026, Anthony K. McDonald, the Company’s President and a member of the Company’s Board of Directors, resigned as President and as a director of the Company. In connection with his separation, he entered into a severance agreement with the Company (the “Severance Agreement”).

Under the Severance Agreement, in exchange for a release of claims and Mr. McDonald’s agreement to certain covenants, including cooperation, Mr. McDonald will receive an aggregate of $250,000 payable over 12 months and reimbursement for legal fees of up to $10,000. Mr. McDonald’s outstanding equity awards will remain in effect in accordance with their terms.

The foregoing description of the Severance Agreement is not complete and is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 6, 2026, the Company issued a press release in connection with the departure of Mr. McDonald as reported under Item 5.02 above. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1, is being furnished to the SEC, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Master Loan Agreement, dated April 30, 2026, between CEA Industries Inc. and BitGo Prime, LLC
10.2	Severance Agreement, dated May 4, 2026, between CEA Industries Inc. and Anthony K. McDonald
99.1	Press Release, dated May 6, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CEA Industries Inc.

Dated: May 6, 2026	By:	/s/ David Namdar
	Name:	David Namdar
	Title:	Chief Executive Officer